UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 16, 2013

AS SEEN ON TV, INC.
(Exact name of registrant as specified in its charter)

Florida	000-53539	80-0149096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14044 Icot Blvd., Clearwater, Florida	33760
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	727-288-2738

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02

Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

On February 16, 2013 the audit committee of As Seen On TV, Inc. determined that the unaudited financial statements for the three and six months ended September 30, 2012 included in our Quarterly Report on Form 10-Q for the period ended September 30, 2012 could no longer be relied upon as a result of an error in the financial statements.  We have determined an error resulted from a failure to identify and account for the expiration of a “down round” anti-dilution provision relating to a series of common stock purchase warrants that ceased to be recognized as a liability on August 29, 2012.  As a result, we expect to restate our financial statements at September 30, 2012 and for the three and six months then ended to correct the date on which a series of common stock purchase warrants ceased to be recognized as a liability, with no further requirement to record related charges of fair value.  No other periods were impacted by this change.

The effect of the warrant revaluation on our condensed consolidated balance sheet at September 30, 2012 (unaudited) will result in a (i) $5,639,957 decrease in warrant liability, (ii) $6,386,307 increase in additional paid-in capital, (iii) $746,350 increase in accumulated deficit, and (iv) $5,639,957 increase in total stockholders’ equity.  The effect of the warrant revaluation on our condensed consolidated statement of operations (unaudited) for the three and six months ended September 30, 2012 will result in a (i) $746,350 reduction in net income, and (ii) reduction in income per common share of $0.02 per share for basic earnings per share and $0.04 per share for diluted earnings per share for the three month period ended September 30, 2012 and $0.03 per share for basic earnings per share and $0.04 per share for diluted earnings per share for the six month period ended September 30, 2012.  These restatements will also result in related changes to our condensed consolidated statement of stockholders’ equity/(deficiency) (unaudited) for the six month period ended September 30, 2012 and our consolidated statement of cash flows (unaudited) for the six month ended September 30, 2012.

Our chief financial officer has discussed the matters disclosed in this report with EisnerAmper LLP, our independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

As Seen On TV, Inc.

Date: February 19, 2013	By: /s/ Dennis W. Healey
Dennis W. Healey, Chief Financial Officer

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